SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                     FORM 15

          Certification and Notice of Termination of Registration Under
              Section 12(g) of the Securities Exchange Act of 1934
                      or Suspension of Duty to File Reports
                       Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                        Commission File Numbers: 0-27132
                                     -------

                            Terrace Food Group, Inc.
--------------------------------------------------------------------------------
           (Exact names of registrants as specified in their charters)

          1351 N.W. 22nd Street, Pompano Beach, Florida; (954) 917-7272
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                    Redeemable Common Stock Purchase Warrants
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)           [X]    Rule 12h-3(b)(1)(i)           [X]
Rule 12g-4(a)(1)(ii)         [  ]    Rule 12h-3(b)(1)(ii)         [  ]
Rule 12g-4(a)(2)(i)          [  ]    Rule 12h-3(b)(2)(i)          [  ]
Rule 12g-4(a)(2)(ii)         [  ]    Rule 12h-3(b)(2)(ii)         [  ]
                                     Rule 15d-6                   [  ]

         Approximate number of holders of record as of the certification or notice date: 17
            ------

         Pursuant to the requirements of the Securities Exchange Act of 1934 Terrace Food Group, Inc. has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:    July 25, 2000              TERRACE FOOD GROUP, INC.
     ------------------------
                                    By:  /s/ Jonathan Lasko
                                       -----------------------------------------
                                        Name: Jonathan Lasko
                                        Title:  Executive Vice President and
                                                  Chief Operating Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


                                       -1-